EXHIBIT 10.29

ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS
PEREGRINE PHARMACEUTICALS, INC.
 ADOPTED JULY 12, 2011

Annual bonuses to be awarded to the chief executive officer (“CEO”), chief financial officer (“CFO”) and other executive officers of Peregrine Pharmaceuticals, Inc. (“Company”) shall be made in accordance with the terms and conditions of the Company’s Annual Bonus Plan for Executive Officers (“Plan”).  The Plan is not the exclusive vehicle for awarding bonuses to executive officers.  The Compensation Committee of the Board of Directors (“Committee”) may also make discretionary bonuses outside of the framework of the Plan.  The Plan is not contained in a formal written document; however, a summary of the material terms of the Plan is set forth below.

Each participant’s annual bonus under the Plan will be determined by multiplying the participant’s annual base salary by (a) a target bonus percentage for such participant, (b) a corporate factor ranging from 0 to 1.5, based on the Company’s achievement of corporate goals, individual goals, share price performance, and other factors as determined by the Committee, including but not limited to performance of day-to-day responsibilities and participation in the achievement of the corporate goals and achievement of individual goals determined by the Committee.  The Plan will apply to bonuses that are earned in fiscal year 2012, and for each year thereafter.

The Company’s corporate goals will be set at or around the beginning of each fiscal year by the Committee, based on recommendations by the Company’s management.  At the end of each fiscal year, the Committee will determine the corporate factor based on a quantitative and qualitative review of performance, in addition to the Company’s share price performance.  Each participant’s individual goals will be set at the beginning of each year.  A fiscal year-end evaluation of each participant may weight individual goals, and the applicable individual factor will be determined based on a quantitative and qualitative review of performance.  The Committee’s chair will recommend the CEO’s individual goals and individual factor to the Committee and the CEO will recommend the CFO and other executive officers individual goals and individual factor to the Committee.  All individual goals and individual factors will be set by the Committee.